Investor Relations: William D. Markert Chief Financial Officer 972-277-0690

Securus Technologies, Inc. Announces Second Quarter

2008 Operating Results

Dallas, TX — August 13, 2008 /PRNewswire/ -- Securus Technologies, Inc. , a leading provider of inmate communications services and innovative offender and case management software design, today announced results for the quarter and six months ended June 30, 2008.

Highlights for Q2 2008:

•	EBITDA Growth Q2 2007 to Q2 2008 of 56%
•	Levered and Unlevered Cash Flow Growth Q2 to Q2 greater than 100%
•	Syscon Sequential Revenue Growth of 77%
•	Lawsuits Settled with VAC and GTL
•	Lowest Bad Debt Rate for Classic Securus in over 3 Years

Securus Technologies, Inc.

Consolidated Financial and Operating Data

(Dollars in Thousands, Except Per Unit Amounts)

				For The Six Months
	Q2	Q1	Q2	Ended June 30,
	2008	2008	2007	2008	2007
Total Revenue	$99,773	$97,672	$99,164	$197,445	$203,376
Revenue – Direct Provisioning	$84,727	$84,898	$87,691	$169,625	$178,837
Revenue – Syscon (1)	$7,426	$4,190	$-	$11,615	$-
EBITDA	$10,168	$8,237	$6,534	$18,405	$17,227
Capital Expenditures	$4,667	$4,073	$6,516	$8,740	$11,588
EBITDA less Capital Expenditures	$5,701	$4,164	$18	$9,665	$5,639
Billed Calls	34,426	35,514	37,008	69,940	76,133
Revenue per Call	$2.68	$2.63	$2.68	$2.66	$2.67
Percent Prepaid Revenue – Direct Provisioning	45.4%	45.1%	33.3%	45.2%	33.0%
Percent Bad Debt – Non-Syscon	9.6%	10.3%	14.7%	10.0%	14.5%
Total Headcount	654	667	702	654	702
Quota Carrying Field Sales Associates	41	43	43	41	43

(1)	Syscon Justice Systems, Ltd. was acquired on June 29, 2007.

Richard A. (Rick) Smith, Securus’ Chief Executive Officer and President said, “ EBITDA, free cash flow, and levered free cash flow all showed significant growth in Q2 versus 2007 – EBITDA increased 56%, unlevered cash flow was a positive $5.5 M, and if I allocated cash interest for the year to Q2 – levered cash flow is within $1 M of breaking even – and that represents significant progress for us. Syscon revenue is up sequentially by double digits, we settled multiple long standing patent infringement lawsuits that will save us several million dollars in outside legal fees on a go forward basis, and we have taken actions that are increasing the quality of our revenue and decreasing bad debt – all very nice accomplishments for Q2. We have a lot of work to do in terms of growing EBITDA, managing capital expenditures, and growing “core”, or Direct Provisioning and Syscon, revenue streams – and we are working hard to do that.”

Total revenues for the second quarter of 2008 were $99.8 million, an increase of $2.1 million from the first quarter of 2008 and $0.6 million from the second quarter of 2007.  The increases were primarily due to strong revenue growth at Syscon, our offender management software subsidiary. Our direct provisioning revenues, which make up over 85% of our total revenue, was flat sequentially but fell $3.0 million from the second quarter of 2007 due to the loss of several large prime contracts in the latter part of 2007 that were not fully made up by new contracts signed and services installed in 2008. Our wholesale revenue, made up of telecom services, solutions services and equipment sales, declined $1.0 million sequentially and $3.9 million from the second quarter of 2007 due primarily to industry consolidation and the larger regional bell operating companies (RBOCs) and interexchange carriers exiting the business.

Cost of service in the second quarter was 73.9% of revenue, compared to 74.9% of revenue in the first quarter of 2008 and 77.8% of revenue in the second quarter of 2007. Driving this improvement was our bad debt levels. Non-Syscon bad debt as a percent of revenue dropped to 9.6% in this quarter which compares favorably to the 10.3% we incurred in Q1 2008 and 14.7% we saw in the second quarter last year. We believe this drop is due primarily to shifting our focus to selling prepaid services vs a post-paid basis. Our prepaid revenue as a percent of our direct provisioning segment increased from 33.3% in the second quarter 2007 to 45.4% in the second quarter this year.

Sales, general and administrative expenses for the second quarter of 2008 were $15.9 million, a reduction of $0.2 million from the first quarter of 2008 and an increase of $1.0 million from the second quarter of 2007. The sequential decline is due primarily to lower professional services fees for both legal and accounting services. The increase from 2007 is due primarily to the addition of Syscon.

EBITDA for the second quarter of 2008 was $10.2 million, an increase of $1.9 million from the first quarter of 2008 and an increase of $3.6 million from the second quarter of 2007.  EBITDA is a non-GAAP measure.  Below is a schedule reconciling reported GAAP net loss to EBITDA.

Securus Technologies, Inc.

Consolidated Net Loss to EBITDA and Adjusted EBITDA Reconciliation

(In Thousands)

				For The Six Months
	Q2	Q1	Q2	Ended June 30,
	2008	2008	2007	2008	2007
Net Loss	$ (8,533)	$ (9,947)	$ (10,669)	$ (18,479)	$ (16,045)
Interest expense and other, net	9,271	10,185	7,569	19,455	14,787
Income taxes	774	(599)	528	175	894
Depreciation and amortization	8,656	8,598	9,106	17,254	17,591
EBITDA	$ 10,168	$ 8,237	$ 6,534	$ 18,405	$ 17,227

Capital expenditures for the second quarter of 2008 were $4.7, an increase of $0.6 million from the first quarter of 2008 and a decrease of $1.8 million from the second quarter of 2007.  Capital expenditures typically fluctuate by quarter depending upon timing of equipment purchases. The decline in spending from 2007 was principally due to a reduction in spending from last year’s deployment of our packet-based architecture as well as lower signing bonuses paid.

Net loss for the second quarter of 2008 was $8.5 million, an improvement of $1.4 million from the first quarter of 2008 and $2.1 million from the second quarter of 2007.  The improvements in net loss were primarily due to lower bad debt incurred.

Cash and restricted cash at June 30, 2008 were $5.9 million, an increase of $2.7 million from March 31, 2008.  The increase is primarily due to cash received related to offender management software services provided to Her Majesty’s Prison Service in the United Kingdom. As of August 13, 2008 the Company had $18.4 million of availability under its revolving credit facility.

Investor Call

Management is holding an investor conference call on Thursday, August 14, 2008 at 10:00 a.m. (CT) to discuss quarterly results. Investors are invited to participate by calling:

US Dial in:	877-879-6209
International Dial in:	719-325-4759
Passcode:	2525374

Replay Update: A replay of this call will be made available Friday, August 15, 2008 after 2:00 pm (CT) at http://www.securustech.net/press_default.asp.

About Securus Technologies, Inc.

Securus Technologies, Inc. is one of the largest suppliers of inmate communications and information management solutions, serving approximately 2,600 correctional facilities nationwide. A recognized leader in providing comprehensive, innovative technical solutions and responsive customer service, Securus’ sole focus is the specialized needs of the corrections and law enforcement communities. Securus is headquartered in Dallas, TX, with regional offices in Bedford, MA; Raleigh, NC; Carrollton and Allen, TX; and Atlanta, GA. For more information please visit the Securus website at www.securustech.net

Syscon Holdings, Ltd., our wholly-owned subsidiary, is a world leader in innovative Offender and Case Management Software design and delivery. Syscon’s Elite and Exact systems offer management functionality from booking and legal documentation through trust accounting, commissary, and medical records to the management of parole and other forms of community supervision. Syscon’s systems have been implemented in many States and large Counties across North America, in Australia and in England. Syscon solutions help manage more than 300,000 inmates and former inmates every day. For more information about Syscon, please visit www.syscon.net.

Special Note Regarding Forward-Looking Statements

The foregoing release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are only predictions and are not guarantees of future performance. Investors are cautioned that any such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environment of Securus Technologies, Inc. that may cause the actual results to be materially different from any future results expressed or implied in such forward-looking statements. Securus assumes no obligation to update the information contained in this press release.

SECURUS TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Six Months Ended June 30, 2007 and 2008

(Dollars in thousands)

	For the Three Months Ended		For the Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2008	2007	2008
	(unaudited)		(unaudited)
Revenue:
Direct call provisioning	$87,691	$84,727	$178,837	$169,625
Solutions services	9,335	6,216	19,934	13,193
Offender management software	-	7,426	-	11,615
Telecommunications services	1,999	1,373	4,365	2,796
Equipment sales and other	139	31	240	216
Total revenue	99,164	99,773	203,376	197,445
Cost of service (exclusive of depreciation and amortization shown separately below):
Direct call provisioning, exclusive of bad debt expense	58,773	57,958	120,065	115,782
Direct call provisioning bad debt expense	11,158	6,876	21,445	14,239
Solutions services expense	6,222	4,006	13,627	8,459
Offender management software expense	-	4,014	-	6,679
Telecommunications services expense	885	846	1,937	1,487
Cost of equipment sold and other	89	19	175	197
Total cost of service	77,127	73,719	157,249	146,843
Selling, general and administrative expense	14,889	15,886	28,286	31,973
Restructuring costs	614	-	614	224
Depreciation and amortization expense	9,106	8,656	17,591	17,254
Total operating costs and expenses	101,736	98,261	203,740	196,294
Operating income (loss)	(2,572)	1,512	(364)	1,151
Interest and other expenses, net	-	(118)	-	(118)
Loss before income taxes	7,569	9,389	14,787	19,573
Income tax expense (benefit)	(10,141)	(7,759)	(15,151)	(18,304)
Net loss	528	774	894	175
Accrued dividends on redeemable convertible preferred stock	-	(335)	-	(683)
Net loss available to common stockholders	$(10,669)	$(8,868)	$(16,045)	$(18,479)

SECURUS TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

	December 31,	June 30,
	2007	2008
		(Unaudited)
ASSETS
Cash and cash equivalents	$2,072	$4,305
Restricted cash	1,535	1,560
Accounts receivable, net	50,788	44,798
Prepaid expenses and other current assets	5,437	7,026
Deferred income taxes	3,034	3,032
Total current assets	62,866	60,721
Property and equipment, net	40,797	37,198
Intangibles and other assets, net	119,427	110,845
Goodwill	69,035	68,159
Total assets	$292,125	$276,923

LIABILITIES , REEDEMABLE, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Accounts payable	$28,161	$25,120
Due to related party	1,000	3,610
Accrued liabilities	40,188	39,212
Deferred revenue and customer advances	16,674	14,690
Current deferred tax	1,261	1,223
Total current liabilities	87,284	83,855
Deferred income taxes	15,352	14,809
Due to related party	3,510	-
Long-term debt	263,276	274,669
Other long-term liabilities	1,593	1,704
Total liabilities	371,015	375,037

Commitments and contingencies

Series A redeemable convertible preferred stock, $2,000 stated value, total redemption value $10,200 and $10,851 at December 31, 2007 and June 30, 2008; 5,100 shares authorized and outstanding at December 31, 2007 and June 30, 2008	9,971	10,653

Stockholders’ deficit:
Common stock, $0.001 par value, 1,290,000 shares authorized;
677 and 69,165 shares issued and outstanding at December 31, 2007 and June 30, 2008	7	7
Additional paid-in capital	35,620	34,955
Accumulated other comprehensive income	1,935	1,173
Accumulated deficit	(126,423)	(144,902)
Total stockholders’ deficit	(88,861)	(108,767)
Total liabilities, redeemable, convertible preferred stock and stockholders’ deficit	$292,125	$276,923

SECURUS TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2007 and 2008

(Dollars in thousands)

	June 30,	June 30,
	2007	2008
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(16,045)	$(18,479)
Adjustment to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	17,591	17,254
Amortization of fair value of contracts acquired	-	1,829
Deferred income taxes	713	(294)
Non-cash interest expense	5,500	6,063
Equity loss from unconsolidated affiliate	102	-
Stock-based compensation	39	18
Amortization of deferred financing costs and debt discounts	847	1,623
Changes in operating assets and liabilities:
Restricted cash	(37)	(25)
Accounts receivable	1,205	5,906
Prepaid expenses and other current assets	1,179	(1,627)
Intangible and other assets	(653)	(64)
Accounts payable	(4,822)	(6,256)
Accrued liabilities and other liabilities	1,380	(2,729)
Net cash provided by operating activities	$6,999	$3,219

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment including costs of intangibles	$(11,588)	$(8,740)
Cash consideration paid for acquired business	(43,671)	-
Property insurance proceeds	88	-
Net cash used in investing activities	$(55,171)	$(8,740)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of second-priority senior secured notes	$39,060	$-
Advances on revolving credit facility, net	12,533	4,893
Cash overdraft	868	3,233
Debt issuance costs	(4,920)	-
Advance from or (payment to) related party	5,000	(900)
Net cash provided by financing activities	$52,541	$7,226
Effect of exchange rates on cash and cash equivalents	-	528
Increase in cash and cash equivalents	$4,369	$2,233
Cash and cash equivalents at the beginning of the period	558	2,072
Cash and cash equivalents at the end of the period	$4,927	$4,305

SUPPLEMENTAL DISCLOSURES:
Cash paid during period for:
Interest	$8,772	$11,019
Income taxes	$164	$780
Non-cash consent fee	$400	$-